Exhibit 99.1

Intcomex, Inc. Announces Board Changes

July 17, 2006 Miami, Florida. On July 11, 2007, Andres Small was elected by the existing members of the Intcomex. Inc. (“Company”) Board of Directors to replace Gisele Everett on the Board. Mr. Small will serve on the Board until our Annual Meeting of Shareholders in 2008. Mr. Small is currently a private equity transactor focused on emerging markets at Citigroup Venture Capital International (“CVCI”), a majority owner in the Company.

Ms. Everett resigned from the Company’s Board of Directors due to her recent appointment to new responsibilities within Citigroup. At the time of her resignation, Ms. Everett was a member of the Audit Committee. Ms. Everett had no disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

At the same time, the Board of Directors elected Juan Pablo Pallordet to replace Ms. Everett on the Company’s Audit Committee. Mr. Pallordet is currently a Vice President for CVCI and is a member of the Company’s Compensation Committee and Board of Directors.